                          SECURITIES AND EXCHANGE COMMISSION
                                   WASHINGTON, D.C.

                                      FORM 8-A/A

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                               HAWKER PACIFIC AEROSPACE
  ---------------------------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)


                  California                             95-3528840
  -------------------------------------------      --------------------------
           (State of Incorporation                    (I.R.S. Employer
                or Organization)                     Identification No.)


                 11240 Sherman Way
              Sun Valley, California                         91352
  -------------------------------------------      --------------------------
     (Address of Principal Executive Offices)              (Zip Code)



          Securities to be Registered Pursuant to Section 12(b) of the Act:

             Title of Each Class              Name of Each Exchange on Which
             to be so Registered              Each Class is to be Registered
             -------------------           ------------------------------------

  ------------------------------------    -------------------------------------


  ------------------------------------    -------------------------------------

          Securities to be Registered Pursuant to Section 12(g) of the Act:


                           Preferred Share Purchase Rights
  -----------------------------------------------------------------------------
                                   (Title of Class)

  -----------------------------------------------------------------------------
                                   (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     On February 25, 1999, the Board of Directors of Hawker Pacific Aerospace (the "Corporation") declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, without par value (the "Common Shares"), of the Corporation. The dividend is payable to the shareholders of record on March 25, 1999 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Corporation one one-hundredth of a share of Series B Junior Participating Preferred Stock, without par value (the "Preferred Shares"), of the Corporation at a price of $15 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Corporation and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agent") dated as of March 10, 1999.


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


     The Rights Agreement was filed as an exhibit to the Company's Form 8-A dated March 15, 1999 and is incorporated herein by reference. In accordance with Rule 12b-15 of the Securities Exchange Act of 1934, Amendment No. 1 to the Rights Agreement between Registrant and U.S. Stock Transfer Corporation as Rights Agent is attached hereto as an exhibit and incorporated herein by reference. The foregoing description of the Rights is qualified by reference to the above-described exhibits.

ITEM 2.   EXHIBITS.
          ---------

     3.1  Amended and Restated Articles of Incorporation of the Corporation.
          (1)

     3.2  Amended and Restated Bylaws of the Corporation.  (1)

     3.3  Certificate of Amendment to the Amended and Restated Articles of
          Incorporation of the Company.  (1)

     4.0  Rights Agreement dated as of March 10, 1999 between the Corporation and U.S. Stock Transfer Corporation.  (2)

     4.1  Amendment No. 1 to the Rights Agreement between Registrant and U.S.
          Stock Transfer Corporation as Rights Agent.


----------------------

     (1) Previously filed as exhibit to the Company's Registration Statement Form S-1, as amended (Registration No. 333-40295, and incorporated herein by reference.

     (2) Previously filed as exhibit to the Company's Registration Statement, Form 8-A, dated March 15, 1999.



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

                                      SIGNATURES




     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 6, 1999                    HAWKER PACIFIC AEROSPACE
                                               (Registrant)



                                         By:  /s/ Philip Panzera
                                             ----------------------------------
                                             Philip Panzera
                                             Vice President,
                                             Chief Financial Officer














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